SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Notice of

2004 Annual Meeting

of Shareholders

and Proxy Statement

Dear Shareholder:

You are cordially invited to attend your company’s annual meeting of shareholders at 9:00 a.m., Tuesday, April 13, 2004, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the building from Interstate Highway No. 5 is on the back cover.

A notice of the annual meeting and the proxy statement follow. You also will find enclosed a proxy card and an envelope in which to return the proxy card. If you cannot attend or if you plan to be present but want the proxy holders, Steven R. Rogel, Chairman of the Board, President and Chief Executive Officer, William D. Ruckelshaus, Director, and Martha R. Ingram, Director, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

Sincerely,

Steven R. Rogel

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Tuesday, April 13, 2004, at 9 a.m. for the following purposes:

1.	To elect four directors for terms expiring in 2007. This is item 1 on the proxy card.

2.	To consider and act upon a proposal by the Board of Directors to approve the Weyerhaeuser Company 2004 Long Term Incentive Plan. This is item 2 on the proxy card.

3.	To consider and act upon a proposal by the Board of Directors to amend the Company’s Restated Articles of Incorporation to authorize annual election of the Board of Directors. This is item 3 on the proxy card.

4.	To consider and act upon a shareholder proposal relating to accounting for stock options if properly presented. This is item 4 on the proxy card.

5.	To consider and act upon a shareholder proposal relating to equity compensation, if properly presented. This is item 5 on the proxy card.

6.	To consider and act upon a shareholder proposal relating to environmental reporting if properly presented. This is item 6 on the proxy card.

7.	To consider and act upon a shareholder proposal relating to old growth and endangered forests, if properly presented. This is item 7 on the proxy card.

8.	To consider and act upon on an advisory basis, approval of the appointment of KPMG LLP as independent auditors of the Company for 2004. This is item 8 on the proxy card.

9.	To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting, although only those who held common shares of the Company or exchangeable shares issued by Weyerhaeuser Company Limited and are shareholders of record at the close of business on February 20, 2004 will be entitled to vote at the meeting. Those who are hearing impaired or require other assistance should write the Corporate Secretary regarding your requirements to participate in the meeting.

CLAIRE S. GRACE

Corporate Secretary

Federal Way, Washington

March 17, 2004

PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

(First Mailed on or about March 17, 2004)

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Tuesday, April 13, 2004 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares and a special share of voting stock issued in connection with the Company’s 1999 acquisition of MacMillan Bloedel Limited.

A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. Under that trust agreement, each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company’s shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person and votes the shares at the meeting as proxy for the trustee.

The holders of the Company’s common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

Only shareholders of record at the close of business on February 20, 2004, will be eligible to vote at the annual meeting. On that date, 221,499,152 common shares and 2,292,825 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law and the Company’s Restated Articles of Incorporation, if a quorum is present at the meeting: (i) the four nominees for election as directors who receive the greatest number of votes will be elected directors, (ii) the proposal of the Board of Directors relating to the 2004 Long-Term Incentive Program and the shareholder proposals set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it, and (iii) the proposal of the Board of Directors relating to the amendment of the Company’s Restated Articles of Incorporation will be approved if the number of votes cast in favor of the matter equals or exceeds 66 2/3 percent of the outstanding shares of the Company.

In the election of directors and in the vote on the amendment to the Company’s Restated Articles of Incorporation, any action other than a vote for a nominee will have the practical effect of voting against the nominee and against the amendment. In the vote on the proposals by the Board of Directors and the shareholder proposals, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposals because abstentions and broker non-votes do not represent votes cast by shareholders.

The Company’s annual report to shareholders for 2003 is being mailed with this proxy statement to shareholders entitled to vote at the 2004 annual meeting.

Election of Directors

The Restated Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 11. The four persons identified below are nominated to be elected at the 2004 annual meeting for three-year terms expiring at the 2007 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominees for Election—Terms Expire in 2007

Steven R. Rogel, 61, a director of the Company since 1997, has been chairman of the board since 1999. He has been the Company’s president and chief executive officer since 1997. Prior to joining the Company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is a director of the Kroger Company and Union Pacific Corporation, and serves on the National Executive Board Boy Scouts of America. He is also former Chairman of the American Forest & Paper Association, and the National Council for Air and Stream Improvement, Inc.

William D. Ruckelshaus, 71, a director of the Company since 1989, is a strategic director in the Madrona Venture Group (an investment company), formed in 1999. He was chairman of Browning-Ferris Industries from 1995 to 1999 and its chairman and chief executive officer from 1988 to 1995. He was administrator, Environmental Protection Agency, from 1983 to 1985 and a senior vice president of the company from 1976 to 1983. He is also a director of Cummins Engine Company, Inc.; and Nordstrom, Inc.

Richard H. Sinkfield, 61, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He also is a director of Central Parking Corporation. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

James N. Sullivan, 66, a director of the Company since 1998, is the retired vice chairman of the board of Chevron Texaco Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron Texaco in 1961, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000.

Continuing Directors—Terms to Expire in 2005

Martha R. Ingram, 68, a director of the Company since 1995, has been chairman of Ingram Industries, Inc. (book distribution, inland barging and insurance), since 1995 and a member of its board since 1981. She was its director of public affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc.; and AmSouth Bancorporation. In addition, she serves on the board of Vassar College, and is chairman of the Board of Trust of Vanderbilt University. She also serves as chairman of the board of the Nashville Symphony Association, is on the Board of the Nashville Opera, the Nashville Ballet and the Tennessee Repertory Theatre and is former chairman of the board of the Tennessee Performing Arts Center. Mrs. Ingram was also chairman of the 1996 Tennessee Bicentennial Commission.

John I. Kieckhefer, 59, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

Arnold G. Langbo, 66, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson and Whirlpool Corporation and serves on the board of the International Youth Foundation.

Continuing Directors—Terms to Expire in 2006

Richard F. Haskayne, 69, a director of the Company since 2000, is chairman of TransCanada Corporation (gas transmission and power generation) and was chairman of Fording Inc. (coal and industrial minerals) from 2001 to 2003. He was chairman of NOVA Corporation from 1991 to 1998 until the company merged with TransCanada Pipelines. He was chairman of the board of MacMillan Bloedel Limited from 1996 to 1999 and is also a director of Encana Corporation. He was chairman, president and chief executive officer of Interhome Energy Inc., the parent company of Interprovincial Pipe Line and Home Oil from 1986 to 1991. In 1997, he was appointed an officer of the Order of Canada. In addition, he is director emeritus of the Canadian Imperial Bank of Commerce and board of governors chair emeritus of the board of the University of Calgary (after serving as chair from 1990 to 1996).

Robert J. Herbold, 61, a director of the Company since 1999, served as executive vice president and chief operating officer of Microsoft Corporation from 1994 until his retirement in spring, 2001. From 2001 until June, 2003 he worked part time for Microsoft as executive vice president assisting in the government, industry and customer areas. Currently he is the managing director of Herbold Group, LLC, a consulting firm. Prior to joining Microsoft in 1994, he was senior vice president, advertising and information services, at The Procter & Gamble Company. He is a director of Agilent Technologies, First Mutual Bank, and Cintas Corporation. In addition, he is a member of the President’s Council of Advisors on Science and Technology and the board of trustees of Case Western Reserve University.

Rt. Hon. Donald F. Mazankowski, 68, a director of the Company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He also is a director of the Power Group of Companies; Shaw Communications, Inc.; IMC Global Inc.; Great West Life Assurance, Investors Group; Yellow Pages Group; Canadian Oilsands Trust and Atco Ltd. He is a past member of the board of governors of the University of Alberta and is past chairman of the Institute of Health Economics and of the Canadian Genetic Diseases Network.

Nicole W. Piasecki, 41, a director of the Company since June, 2003, is executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company. She was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; the Boeing Commercial Airplanes sales director for the Americas from 1997 to 2000; and served in various management positions in sales, marketing, and business strategy for the Commercial Aircraft Group from 1991 when she joined The Boeing Company as a customer engineer on the 777 airplane program until 1997. She is also a director of Coal Valley Company; YWCA; World Trade Center Seattle and is a fellow of the British American Project.

Information Regarding the Board of Directors and its Committees

The Board of Directors of the Company, with the exception of the Company’s chief executive officer, is composed entirely of independent directors within the meaning of applicable laws and regulations and the listing requirements of the New York Stock Exchange. The independent directors of the Board of Directors regularly meet in separate executive session without any member of Company management present. The Lead Director, who under the Board’s Corporate Governance Guidelines is the Chair of the Executive Committee, presides over these meetings.

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board of Directors will follow with respect to Board function and operation, company operations, Board organization and composition and Board conduct. The Governance Guidelines may be viewed at http://www.weyerhaeuser.com.

The Board of Directors has a number of committees that perform certain functions for the Board. Current committees of the Board of Directors include the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, and International Committee.

The Board of Directors met on six occasions in 2003. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2003. The following table provides membership and meeting information for each of the Board committees:

Name	Audit Committee		Compensation Committee		Executive Committee		Corporate Governance Committee		International Committee

Richard F. Haskayne							X		X
Robert J. Herbold	X
Martha R. Ingram	X				X
John I. Kieckhefer			X						X
Arnold G. Langbo			X						X
Donald F. Mazankowski	X								X	*
Nicole W. Piasecki			X
Steven R. Rogel					X
William D. Ruckelshaus	X	*			X	*	X
Richard H. Sinkfield							X	*
James N. Sullivan			X	*			X
Total meetings in fiscal year 2003	6		6		—		7		2

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each committee of the Board has adopted a charter and the charter for each committee may be viewed at http://www.weyerhaeuser.com.

The Executive Committee has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law. The chairman of the Executive Committee is an independent director and is also the lead director for the Board of Directors. The Executive Committee did not meet in 2003, but acted by consent in lieu of meeting on two occasions during the year.

The Audit Committee, through regular or special meetings with management, the director of internal audit and the Company’s Independent Auditor, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the Board or the Committee chairperson deems appropriate. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of applicable laws and regulations and the listing requirements of the New York Stock Exchange.

The Compensation Committee has responsibility for reviewing and approving the strategy and design of the Company’s compensation and benefits systems, making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans, reviewing the compensation of the Company’s directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other positions; and administering the Company’s stock option and incentive compensation plans. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of applicable laws and regulations and the listing requirements of the New York Stock Exchange.

The Corporate Governance Committee takes a leadership role in shaping the governance of the corporation and provides oversight and direction regarding the functioning and operation of the Board, including reviewing and recommending to the Board candidates for election as Directors. The Committee manages the processes used by the Board to evaluate the Chief Executive Officer and provides oversight on senior management succession planning, ethics and business conduct of the Company, human resources practices, and environmental and safety issues at the Company. The Board of Directors has determined that each member of the Corporate Governance Committee is independent within the meaning of applicable laws and regulations and the listing requirements of the New York Stock Exchange.

The International Committee of the Board advises the Company on relevant, critical policy issues, as well as investment and other commercial opportunities, outside the United States and provides oversight and direction on the economic, political and social trends in countries where the Company has international operations.

Consideration of Director Nominees

Director Qualifications.    The Board codified standards for Directors in the Board’s Corporate Governance Guidelines. The Guidelines provide that the Board should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests, and that at all times a majority of the Board must be “independent directors” as defined from time to time by law, the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. Each Director is expected to exhibit high standards of integrity, commitment and independence of thought and judgment; to use his or her skills and experiences to provide independent oversight to the business of the Company; and to represent the long-term interests of all the shareholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. Directors must be committed to devoting the time and effort necessary to learn the business of the Company and the Board.

As part of its periodic self-assessment process, the Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company and that the Board should be comprised of persons with skills in areas such as finance; sales and markets; strategic planning; human resources and diversity; safety; industry business; leadership of large, complex organizations; legal; banking; government and governmental relationships; international business and international cultures; and information technology.

In addition to the targeted skill areas, the Corporate Governance Committee has identified key knowledge areas it believes are critical for directors to add value to a Board, including Strategy: knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets; Leadership: skills in coaching senior executives and the ability to assist the CEO in his development; Organizational Issues: understanding of the implementation of strategies, change management processes, group effectiveness and organizational design; Relationships: understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates; Functional: understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and Ethics: the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Identifying and Evaluating Nominees for Directors.    The Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. The Corporate Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. Interested candidates are interviewed by the Corporate Governance Committee or a subcommittee thereof in order to assess their ability to serve as a director, as well as the qualification possessed by the candidates. The Corporate Governance Committee then determines the best qualified candidates based on the established criteria and recommends such candidates to the Board for election at the next meeting of shareholders.

Shareholder Nominees.    The Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Corporate Secretary of the Company specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Corporate Governance Committee.

Shareholder Communications

Communications may be addressed to the Corporate Secretary of the Company, marked to the attention of the Board or any of its Committees or individual Directors.

Annual Meeting Attendance

The Directors are encouraged and expected to attend the Company’s annual meetings if possible. Eleven Directors attended the 2003 Annual Meeting.

Directors’ Compensation

As of 2004, each non-employee director receives for service as a director an annual fee of $110,000. Members of the Audit Committee receive an additional annual fee of $5,000. The chairmen of each of the Audit, Corporate Governance and Compensation Committees receive an additional annual fee of $10,000. The chairmen of each of the Executive and International Committees receive an additional annual fee of $5,000. Directors also are reimbursed for travel expenses in connection with meetings. Compensation is available for extended travel on Board business at the request of the Board or a Committee of the Board at the rate of $2,000 per day, including travel days and work days.

The Board of Directors has designated that $55,000 of the $110,000 annual fee paid to non-employee directors automatically will be placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company’s common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director’s termination of service as a director. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents that are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that non-employee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

Beneficial Ownership of Common Shares

Directors and Executive Officers

The following table shows as of January 23, 2004 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 28, 2003.

Name of Individual or Identity of Group	Voting and or Dispositive Powers (number of common and exchangeable shares) (1)(2)(3)	Percent of Class (common and exchangeable shares)	Common Share Equivalents (4)

Marvin D. Cooper	96,122	*	1288
William R. Corbin	168,716	*	15,491
Richard F. Haskayne	3,000	*	6597
Richard E. Hanson	119,283	*	11,688
Robert J. Herbold	200	*	4624
Martha R. Ingram	260,881	*	3847
John I. Kieckhefer	4,461,798	2.0	17,572
Arnold G. Langbo	200	*	4128
Donald F. Mazankowski	800	*	9724
Michael R. Onustock	109,683	*	—
Nicole W. Piasecki	579,004	*	1518
Steven R. Rogel	689,872	*	71,978
William D. Ruckelshaus	1,600	*	11,190
Richard H. Sinkfield	500	*	6,420
James N. Sullivan	1,000	*	8,942
Directors and executive officers as a group (24 individuals)	8,147,217	3.7	200,988

*	Denotes amount is less than 1%

(1)

Includes the number of shares that could be acquired within 60 days after January 23, 2004 pursuant to outstanding stock options, as follows: Mr. Cooper, 95,688 common shares; Mr. Corbin, 167,340 common shares; Mr. Hanson, 113,557 common shares; Mr. Onustock, 109,240 common shares; Mr. Rogel, 687,500 common shares, and of the executive officers as a group 1,658,437 common shares.

(2)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 3,908,071 shares; Ms. Piasecki, 553,888 shares and of the executive officers as a group 1,064,537

(3)	Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows: Mr. Kieckhefer, 3,970,969 shares; Ms. Piasecki, 558,948 shares and of the executive officers as a group 1,100,939 shares.

(4)	Common share equivalents held as of December 28, 2003 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

Owners of More Than 5%

The following table sets forth the number of common shares held by persons known to the Company to beneficially own more than five percent of common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)

Capital Research and Management Company (1)	28,970,700	13.2
333 South Hope Street
Los Angeles, CA 90071

Wellington Management Company, LLP (2)	15,671,120	7.129
75 State Street
Boston MA 02109

(1)	Based on a Schedule 13G dated February 10, 2004, in which Capital Research and Management Company reported that, as of December 31, 2003, it had voting power over none of such shares and sole dispositive power over all 28,970,700 shares. Capital Research and Management Company disclaims beneficial ownership of all such shares.

(2)	Based on a Schedule 13G dated February 13, 2004 in which Wellington Management Company, LLP reported that, as of December 31, 2003, it had sole dispositive and voting powers over none of such shares; shared voting power over 7,558,617 shares and shared dispositive power over all 15,671,120 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2003.

Compensation Committee Report On Executive Management Compensation

The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company and who are independent within the meaning of applicable laws and regulations and the listing requirements of the New York Stock Exchange.

It is the Committee’s responsibility to review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs for the Company’s executive officers. The Committee also has the responsibility to approve all the compensation actions for executive officers and to make recommendations to the Board for all compensation actions for the chief executive officer.

Compensation Philosophy

The Committee bases compensation for executive officers on the same guiding principles used for all Weyerhaeuser employees:

•	Pay that allows the Company to (1) attract and retain people with the skills critical to long-term success of the Company, and (2) maintain compensation expenses at a competitive level.

•	Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

Executive Officer Compensation Practices

Compensation for executive officers includes three components: Base salary, annual incentive and long-term incentive. Base salaries, for the executives as a group, are set at competitive levels. The cash-based annual incentive and the long-term incentive (stock options) are based on Company performance.

The Committee primarily uses an industry group for compensation comparison purposes. The comparison group consists of companies with similar characteristics that compete with Weyerhaeuser for executive talent. All companies formerly in the Standard and Poor’s Paper and Forest Products Group used for the Comparison of Five-Year Cumulative Total Returns graph are in this comparison group along with other forest product companies. (Standard and Poor’s discontinued the group effective December 31, 2001. The committee uses the companies that were included in the group at the time it was discontinued, with the exception of Willamette Industries, Inc., which was acquired by the Company in 2002.) In addition, the Committee reviews general industry compensation data from other surveys to ensure that the Company’s compensation levels are sufficient to attract and retain executives.

Annual Cash Compensation

Base Salary.    The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using all the competitive data discussed above.

The Committee reviews and approves all salary ranges and salary changes for executive officers. In determining individual salary changes, the Committee uses its discretion after considering these factors: (1) individual performance of the executive (using a variety of measures), (2) position of the executive in the assigned pay range, (3) experience, and (4) the salary budget for the Company. Salaries of the executive officers on average are at the median of the competitive data.

Cash Incentive.    The Company uses an incentive plan to focus management on leading the industry in financial performance and returns to shareholders. Each executive position is assigned a target bonus amount based on the competitive data. The targets vary by position, and range from 45 to 100 percent of base pay.

The incentive plan has two components, a short-term or annual incentive and an intermediate-term or three-year incentive. The performance measure for the annual component is return on net assets compared to selected industry competitors. The performance measure for the three-year component is total return to shareholders, compared to selected industry competitors and the Standard & Poor’s 500.

At the end of each year, the Committee determines a preliminary bonus pool for the executive group based on Company results against the performance measures. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer’s bonus. For 2003, the Committee established a funding pool of 135 percent of target based on results compared to the performance measures.

Executives may defer all or a portion of their 2003 bonus into Weyerhaeuser share equivalents, with a 15 percent premium applied if they delay payment for at least five years. The deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

Long-Term Incentive

Stock Options.    The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases.

The Committee establishes a target level of stock options for each executive position. The target level is based on competitive data indicating the estimated median value of long-term compensation. In determining annual stock option grants, the Committee uses its discretion to make an award above or below target based on evaluation of the individual’s performance, the individual’s potential to improve shareholder value and the number of shares granted to the individual in the previous three years.

Stock Ownership Requirements

During 1996, the Company and the Committee established guidelines for executive stock ownership. The guidelines require executive officers to acquire, over a five-year period, a multiple of their base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary level, and range from one to three times base salary. Ownership is based on common shares held, stock equivalents (through the bonus deferral program described under “Annual Incentive” above) and shares held via the company’s qualified benefit plans.

Deductibility of Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility but may choose to provide compensation that is not deductible in order to attract, retain and reward high-performing executives.

CEO Compensation

The chief executive officer’s compensation is determined based on the principles described above. Mr. Rogel’s annual base salary is $1,200,000. This level is 100 percent of the median salary for CEOs of companies in the comparison group.

The target annual bonus award for the chief executive officer position is 100 percent of base salary. The Board determines Mr. Rogel’s annual bonus award based on three factors. The factors are the Company’s annual return on net assets compared to industry competitors, total shareholder return compared to industry competitors and the Standard and Poor’s 500, and the Board’s evaluation of his performance in relation to annual goals agreed to in advance with the Compensation Committee. Mr. Rogel received an annual cash award for 2003 of $1,500,000, which represents 125 percent of his target award under the annual incentive plan.

For the long-term component of compensation, an award of 200,000 stock options was granted to Mr. Rogel in 2003. Based on competitive market data, this grant is within the competitive range of long-term incentive grants for CEOs in the comparison group.

James N. Sullivan	Nicole W. Piasecki
Chairman

John I. Kieckhefer	Arnold Langbo

Audit Committee Report

The Audit Committee is composed of independent directors within the meaning of applicable laws and regulations and the listing requirements of the New York Stock Exchange and acts under a written charter revised by the Committee in 2003. The charter is available for viewing at http://www.weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003. The Committee has also selected KPMG LLP as the Company’s independent auditors for 2004.

William D. Ruckelshaus	Martha R. Ingram
Chairman

Robert J. Herbold	Donald F. Mazankowski

Compensation Committee Interlocks and Insider Participation

Messers. Kieckhefer, Langbo and Sullivan and Ms. Piasecki served as members of the Compensation Committee during 2003. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2003 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

Certain Relationships and Related Party Transactions

Edward P. Rogel, Senior Vice President, Human Resources, an executive officer of the Company, is the first cousin of Steven R. Rogel, Chairman of the Board of Directors, President and Chief Executive Officer.

In November 2003, Marvin D. Cooper, Senior Vice President, Pulp, Paper, Containerboard Manufacturing and Engineering purchased from the Company, for $380,200 in cash, 186 acres of timberland located in Marlboro County, South Carolina. The terms of the sale were negotiated on an arm’s-length basis.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp. ($)(1)		Restricted Stock Award(s) ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)(2)

S. R. Rogel	2003	1,148,077	1,500,000	—		None	200,000	None	9,800
Chairman/Pres./CEO	2002	1,100,000	500,000	—		None	175,000	None	8,400
	2001	1,073,077	950,000	—		None	200,000	None	66,900

R. E. Hanson	2003	551,615	551,880	—		None	52,000	None	9,800
Chief Oper. Officer	2002	419,000	115,225	—		None	44,000	None	8,400
	2001	414,423	230,450	—		None	35,650	None	7,350

W. R. Corbin	2003	546,981	492,278	—		None	52,000	None	9,800
Executive VP	2002	534,000	173,550	—		None	47,000	None	8,400
	2001	528,077	347,100	21		None	50,600	None	9,900

M. R. Onustock(3)	2003	527,692	397,980	70,205	(c)	None	31,000	None	9,752
Senior VP	2002	455,463	127,270	18,322		None	None	None	5,866,294

M. D. Cooper(3)	2003	493,212	338,175	71,768	(c)	None	26,000	None	16,396
Senior VP	2002	425,736	108,135	17,381		None	None	None	5,419,062

(1)	Amounts in this column are: (a) that portion of interest above market rates (as defined by the SEC) paid on that compensation voluntarily deferred by the individuals; (b) tax gross-up payments; and (c) temporary living benefit.

(2)	Amounts in this column are: (a) the Company contribution to qualified 401(k) and profit sharing plan accounts; (b) the premium amount credited to the executive’s deferred compensation account based on the bonus amount deferred as common share equivalents; (c) Company contributions to deferred compensation plan; (d) payments to former executives of Willamette Industries, Inc. associated with change-in-control of Willamette.

(3)	Messrs. Onustock and Cooper joined the Company in 2002 in connection with the Company’s acquisition of Willamette Industries, Inc.

Comparison of Five-Year Cumulative Total Return

Weyerhaeuser Company and Paper & Forest Products Industry Peer Group

Assumes	$100 invested on December 31, 1998 in Weyerhaeuser common stock, S&P 500, and companies that comprised Standard and Poor’s Paper and Forest Products Index on December 31, 2001, excluding Willamette Industries, Inc.
-	Total return assumes dividends are reinvested quarterly.
-	Market returns are adjusted for spinoffs and/or any other special dividends.
-	Measurement dates are the last trading day of the calendar year shown.
-	The Standard and Poor’s Paper and Forest Products Index, which the Company has used for a number of years as the published industry index for comparison of cumulative total returns, was discontinued as of Dec. 31, 2001. The following companies, which previously constituted the group of companies in that index, constitute the Comparator Group in this chart: Boise Cascade, Georgia-Pacific, International Paper, Louisiana Pacific, Mead Westvaco and Potlatch.

Option/SAR Grants In Last Fiscal Year

	Individual Grants
Name (A)	No. of Securities Underlying Options/SARs Granted(1)(#)(B)	% of Total Options/ SARs Granted to Employees in Fiscal Year (%)(C)	Exercise or Base Price ($)(D)	Expiration Date (E)	Grant Date Present Value(2) ($)(F)

S. R. Rogel	200,000	5.47%	49.605	02/13/13	3,342,000	(2)
R. E. Hanson	52,000	1.42%	49.605	02/13/13	868,920	(2)
W. R. Corbin	52,000	1.42%	49.605	02/13/13	868,920	(2)
M.R. Onustock	31,000.85%		49.605	02/13/13	518,010	(2)
M.D. Cooper	26,000.71%		49.605	02/13/13	434,460	(2)

(1)	Options granted in 2003 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

•	An exercise price on the option of $49.605 equal to the fair market value of the underlying stock on the grant date.

•	An option term of ten years.

•	An interest rate of 3.90 percent that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

•	Volatility of 37.34 percent calculated using daily stock prices for the three-year period prior to the grant date.

•	Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

The ultimate values of the options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise(1) (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised in-the-Money Options/SARs at FY-End(2)
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

S.R. Rogel	3,000	35,719	632,000	475,000	5,851,209	4,234,196
W.R. Corbin	60,000	712,075	125,440	122,050	1,101,072	1,077,390
R.E. Hanson	15,100	187,471	77,269	107,949	665,961	991,447
M.R. Onustock(3)	0	0	101,490	31,000	654,411	406,100
M.D. Cooper(3)	22,818	354,411	89,188	26,000	553,183	340,600

(1)	Number of securities underlying options/SARs exercised.

(2)	Based on a fair market value at fiscal year end of $62.705 .

(3)	In connection with the acquisition by the Company in 2002 of Willamette Industries, Inc., options to purchase shares of Willamette Industries, Inc. stock held by Messrs. Onustock and Cooper were converted into options to purchase Company stock.

Pension Plan Table

	Estimated Annual Retirement Benefit(1)

Average Annual Compensation during Highest 5 Years	Years of Service
	7	15	20	25	30	35

$ 350,000	36,733	78,713	104,950	131,188	157,425	183,663
400,000	42,158	90,338	120,450	150,563	180,675	210,788
450,000	47,583	101,963	135,950	169,938	203,925	237,913
500,000	53,008	113,588	151,450	189,313	227,175	265,038
550,000	58,433	125,213	166,950	208,688	250,425	292,163
600,000	63,858	136,838	182,450	228,063	273,675	319,288
700,000	74,708	160,088	213,450	266,813	320,175	373,538
800,000	85,558	183,338	244,450	305,563	366,675	427,788
900,000	96,408	206,588	275,450	344,313	413,175	482,038
1,000,000	107,258	229,838	306,450	383,063	459,675	536,288
2,000,000	215,758	462,338	616,450	770,563	924,675	1,078,788
3,000,000	324,258	694,838	926,450	1,158,063	1,389,675	1,621,288

(1)	Estimated annual benefits payable upon retirement at age 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

The Company’s Retirement Plan for Salaried Employees (the “Retirement Plan”) is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the ten calendar years before retirement multiplied by years of credited service, plus (ii) .45% of such highest average annual salary in excess of the participant’s Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $165,000 (subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company’s incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits that exceed the Internal Revenue Code limitations described above.

If each of the executive officers named in the Summary Compensation table had retired in 2003, the five-year average compensation used to calculate retirement benefits would average 77% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $2,193,500, W.R. Corbin, $927,297, R.E. Hanson, $669,390, M.R. Onustock, $663,270 and M.D. Cooper, $609,135. The credited years of service for those individuals in the table are, respectively, 31.6, 16.5, 34.7, 31.0 and 23.7 years.

Change in Control and Severance Agreements

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated (i) by the Company or its successor for reasons other than cause, mandatory retirement, disability or death, or (ii) by the officer if there has been (a) a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control; (b) a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than was the officer’s primary residence immediately prior to the change in control; (c) a reduction by the Company in the officer’s base salary as of the effective date; (d) a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or (e) a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans. In these circumstances, the officer will receive (1) an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control; (2) three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs; (3) an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; (5) continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years; (6) full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; (7) an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer’s termination, and (8) an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $10,000, in which case the officer’s benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes. In addition, in accordance with the terms of the Company’s long-term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer become exercisable.

The agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to (1) one and one-half times the highest base salary rate paid to the executive prior to termination; (2) one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs; (3) the amount of the executives unpaid base salary and accrued vacation pay through the date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and (5) a payment of $10,000 for health care insurance premiums under COBRA. The severance benefit payable to Mr. Rogel where there is no change in control is the same as described above except that the amount in (1) is two times the highest base salary rate and the amount in (2) is two times the target annual bonus.

Pursuant to an agreement with Mr. Corbin, the Company’s Executive Vice President, Wood Products, who joined the Company in 1992, he is paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan, but providing that during his first five years of service with the Company, he received two years of service credit for vesting and benefit calculation for each year of service with the Company. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

Pursuant to an arrangement with Mr. Onustock, who became the Company’s Senior Vice President, Pulp and White Paper in 2002, his initial annual salary was $520,000, he is a participant in the incentive plan for the Company’s senior executives and, beginning in 2003, was eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also was eligible to participate in the Company’s deferred compensation program, became a participant in the Company’s Supplemental Retirement Program and is entitled to other benefits generally available to the Company’s top management team. The Company also pays Mr. Onustock approximately $4,700 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings and automobile, and pays travel expenses during that period for travel to his home in Oregon.

Pursuant to an arrangement with Mr. Cooper, who became the Company’s Senior Vice President, Pulp, Paper and Containerboard Manufacturing and Engineering in 2002, his initial annual salary was $486,000, he is a participant in the incentive plan for the Company’s senior executives and, beginning in 2003, was eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also was eligible to participate in the Company’s deferred compensation program, became a participant in the Company’s Supplemental Retirement Program and is entitled to other benefits generally available to the Company’s top management team. The Company also pays Mr. Cooper approximately $4,500 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings and automobile, and pays travel expenses during that period for travel to his home in South Carolina.

Pursuant to an agreement with Mr. Rogel, who became the Company’s President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive plan for the Company’s senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company’s annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board’s evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 2000 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company’s deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company’s long-term incentive plan. He is also entitled to other benefits generally available to the Company’s top management team and is subject to the share ownership guidelines for those employees.

Pursuant to the agreement with Mr. Rogel, he is paid a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. He received relocation benefits under the company’s employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

Item 2—Proposal to Approve the Weyerhaeuser Company 2004 Long-Term Incentive Plan

The Board of Directors has approved and recommends to the shareholders the adoption of the Weyerhaeuser Company 2004 Long-Term Incentive Plan (the “2004 Plan”). The 2004 Plan provides for the award of stock options, stock appreciation rights, restricted stock and stock units, and performance shares and performance units. The purposes of the 2004 Plan are to promote the interests of the Company and its shareholders by attracting, retaining and motivating employees, officers and directors key to the growth and success of the Company by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders. The 2004

Plan will replace the Company’s 1998 Long-Term Incentive Compensation Plan and 1992 Long-Term Incentive Compensation Plan (collectively, the “Prior Plans”). No further grants may be made under the Prior Plans on or after the date the 2004 Plan is approved by the Company’s shareholders. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

The full text of the 2004 Plan appears as Exhibit A to this Proxy Statement, to which reference is made for a full statement of its terms and provisions. The following is a summary of the principal features of the 2004 Plan and should be read together with the full 2004 Plan text.

Description of the Plan

Administration. The 2004 Plan is administered by the Compensation Committee of the Board of Directors which has the exclusive authority to make awards under the 2004 Plan and all interpretations and determinations affecting the 2004 Plan. Compensation Committee members are independent, non-employee directors of the Company. The Compensation Committee may delegate its authority with respect to designated classes of employees to different committees consisting of one or more members of the Board of Directors, except with respect to benefits to non-employee directors and to officers subject to Section 16 of the Exchange Act or officers who are or may be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code, as amended.

Participation. Participation in the 2004 Plan is limited to officers, directors and employees of the Company and its subsidiaries who are selected from time to time by the Compensation Committee. Participants in the 2004 Plan are also eligible to participate in other incentive plans of the Company. Approximately 1,000 employees are eligible to participate in the 2004 Plan, including the executive officers shown on the Summary Compensation Table.

Types of Awards. Awards under the 2004 Plan may be in the form of stock options (including incentive stock options which meet the requirements of Section 422 of the Internal Revenue Code, as amended (“ISOs”)), stock appreciation rights (“SARs”), restricted stock and stock units, and performance shares and performance units. Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

Shares Available for Awards. No more than 17,000,000 shares may be issued under the 2004 Plan (subject to adjustment as described below for a stock split, stock dividend, recapitalization, merger and the like). Shares available for issuance under the 2004 Plan will be increased by any shares subject to outstanding awards under the Prior Plans on the date of shareholder approval of the 2004 Plan that cease to be subject to such awards, which shares will cease, as of such date, to be available for grant and issuance under the Prior Plans, but will be available for issuance under the 2004 Plan. As of December 28, 2003, options with respect to 15,692,405 shares were outstanding under the Prior Plans, and 5,307,833 remained available for awards under the Prior Plans.

Limitations on Shares Available for Awards. No officer, director or employee will be eligible to receive in any one calendar year (i) stock options or stock appreciation rights under the 2004 Plan relating to more than 500,000 shares, or (ii) restricted stock, stock units, performance shares or performance units under the 2004 Plan aggregating more than 200,000 shares (in each case subject to adjustment as described below for a stock split, stock dividend, recapitalization, merger and the like). The aggregate number of shares that may be issued pursuant to awards other than stock options or stock appreciation rights may not exceed 20% of the authorized shares for the 2004 Plan (subject to adjustment as described below for a stock split, stock dividend, recapitalization, merger and the like), and the number of shares that may be issued pursuant to awards other than stock options or stock appreciation rights that (A) are not subject to restrictions based on the satisfaction of specified performance goals or granted in lieu of the payment of performance-based cash incentive awards, or (B) contain no restrictions or contain restrictions based solely on continuous employment or services for less than three years may not exceed 5% of the authorized shares for the 2004 Plan.

Stock Options. The Compensation Committee may grant stock options designated as ISOs or non-qualified stock options. The term of options granted under the 2004 Plan will be fixed by the Compensation Committee, or if not established by the Compensation Committee, will be ten years from the grant date. The per share purchase price for any shares purchasable under any stock option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the shares on the date the option is granted (except in the case of stock options issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or with which the Company combines). The Compensation Committee may not cancel any outstanding stock option for the purpose of reissuing the stock option to the participant at a lower exercise price or reduce the exercise price of an outstanding stock option without the prior approval of the Company’s shareholders. The Compensation Committee will establish the times at which, or the installments in which, the stock options will vest and become exercisable. Each stock option will be exercisable in full or in part by payment of the option price in cash or shares for the number of shares to be purchased. If the Company becomes subject to new accounting rules applicable to equity-based compensation and is required or elects to expense the cost of stock options pursuant to FAS 123 (or a successor or other standard), the Compensation Committee will have the discretion to substitute SARs paid only in shares for outstanding stock options.

Stock Appreciation Rights. SARs may be granted in tandem with stock options or on a stand-alone basis. The grant price of a tandem SAR will be equal to the exercise price of the related stock option, and the grant price of a freestanding SAR will be equal to the fair market value of the shares for the grant date or a period of days up to 30 days prior to and/or after the grant date. Upon exercise of a SAR, the holder will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the market price at which the shares are trading on the New York Stock Exchange as of the time of exercise over the grant price by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Compensation Committee, the payment upon exercise of a SAR may be in cash, in shares of equivalent value, in some combination thereof or in any other manner approved by the Compensation Committee.

Restricted Stock and Stock Units. The Compensation Committee is authorized to make awards of restricted stock and stock units on such terms and conditions and subject to such repurchase and forfeiture restrictions as the Compensation Committee determines in its discretion. None of the shares subjected to a restricted stock award may be assigned, transferred, pledged or sold until they are delivered to the holder of the restricted stock. Upon satisfaction of the terms and conditions of stock units, the stock units will be paid in cash, shares or a combination thereof as the Compensation Committee determines.

Performance Shares and Performance Units. The Compensation Committee is authorized to grant performance shares to officers, directors and employees and determine the length of the performance period and the other terms and conditions of each performance share award. Each performance share award will, upon attainment of performance goals and other terms and conditions specified by the Compensation Committee, entitle the holder to a payment in the form established by the Compensation Committee. The form of payment may be in cash, shares, stock options, SARs, restricted stock or other awards or any combination thereof. The Compensation Committee may also grant performance units on such terms and conditions as specified by the Compensation Committee. Performance units will entitle the holder thereof to a payment in cash upon attainment of performance goals and other terms and conditions specified by the Compensation Committee. The Compensation Committee may substitute shares for the cash payment payable pursuant to a performance unit. The maximum amount earned by any holder of performance units in any calendar year may not exceed $5,000,000.

Performance Criteria. Awards made pursuant to the 2004 Plan may be made subject to the attainment of Performance Criteria. “Performance Criteria” means objective criteria specifically defined by the Compensation Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance or indices, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: profits, profit-related return ratios, return measures, cash flow, earnings, net sales growth, net income, gross or operating margins, productivity ratios, share price, expense targets, margins, cost reduction, cash value added, operating efficiency, customer satisfaction and working capital targets.

Other Stock or Cash Based Awards. The Compensation Committee is authorized to grant other incentives payable in cash or in shares as it determines to be in the best interests of the Company. The maximum amount that any officer, director or employee will be eligible to receive in any one calendar year is $5,000,000.

Adjustments. If any stock dividend, stock split, recapitalization, merger, consolidation or other change in the capitalization of the Company or similar corporate transaction or event affecting the Company’s shares results in (a) outstanding shares being exchanged for a different number of class of securities of the Company or any other corporation being received by the holders of shares of the Company or any other corporation; or (b) new, different or additional securities of the Company or any other corporation being received by holders of shares of the Company, then the Compensation Committee will, in such manner as it deems equitable, adjust the limitation of $17,000,000 shares that may be issued under the 2004 Plan and other limitations on shares described above.

Change in Control. Upon the occurrence of a Change in Control as defined in the 2004 Plan, (i) all Stock Options and SARs become fully vested and immediately exercisable; (ii) any restriction periods and restrictions imposed on Restricted Stock or Stock Unit Awards that are not performance-based shall lapse; (iii) the target pay out opportunities attainable under all outstanding Awards that are performance-based will be deemed to have been fully earned for the entire performance period(s) and such Awards will be immediately settled or distributed; and (iv) the restrictions and deferral limitations and other conditions applicable to any other Stock Unit Awards or any other awards will lapse, and such other Stock Unit Awards or such other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

Amendment or Termination. The Board or the Compensation Committee may amend, suspend or terminate the 2004 Plan or any portion of the 2004 Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval will be required for any amendment to the 2004 Plan.

Term. The 2004 Plan will become effective on the date it is approved by the shareholders of the Company. The 2004 Plan terminates on April 13, 2013.

Federal Income Tax Consequences

The U. S. federal income tax consequences to the Company and its employees of awards under the 2004 Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to awards issuable pursuant to the 2004 Plan. Recipients of awards under the 2004 Plan should consult their own tax advisers since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Non-Qualified Options. Under the applicable provisions of the Internal Revenue Code, as amended, no tax will be payable by the recipient of an option at the time of grant. Upon exercise of a non-qualified option, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for Federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

Incentive Stock Options. With respect to an ISO, generally, no taxable gain or loss will be recognized when the option is exercised. ISOs exercised more than three months after termination of employment will be taxed in the same manner as non-qualified options described above. Generally, upon exercise of an ISO, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax.

If the shares acquired upon the exercise of an ISO are held for at least one year, any gain or loss realized upon their sale will be treated as capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the one-year period, ordinary income will be recognized in an amount equal to the difference between the amount realized on the sale and the price paid for the shares to the extent the exercise price exceeded the grant price. Remaining gain, if any, would be capital gain. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the one-year period and the amount realized upon sale is less than the grant price, such difference will be a capital loss.

Restricted Stock. Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the Company’s common stock associated with such restricted stock award is received and when it is either transferable or no longer subject to a substantial risk of forfeiture, in an amount equal to the excess, if any, of the fair market value of the restricted stock received over any amount paid by the recipient in exchange for the restricted stock. If, for example, the restricted stock is non-vested (i.e., if the employee is required to work for a period of time in order to have the right to sell the restricted stock) when it is received under the 2004 Plan and the recipient had not elected otherwise under Section 83(b) of the Internal Revenue Code, as amended, the recipient generally will not recognize income until the restricted stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the restricted stock on the date it becomes vested over any amount paid by the recipient in exchange for the restricted stock. Recipients of restricted stock may within 30 days after issuance make a “Section 83(b) election” to recognize as ordinary compensation income in the year that restricted stock is received the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock, in which case the recipient recognizes no further compensation income upon the lapse of restrictions and any subsequent disposition will give rise to capital gain or loss based on the difference between the compensation income recognized under the election and the sale proceeds. In the year that the recipient of a restricted stock award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Stock Units. In the case of stock unit awards that take the form of the Company’s unfunded and unsecured promise to issue common stock at a future date, the grant of this type of stock unit award is not a taxable event to the recipient because it constitutes an unfunded and unsecured promise to issue shares of Company common stock at a future date. Once this type of stock unit award vests and the recipient receives Company common shares, the tax rules discussed in the previous paragraph will apply to receipt of such shares. In the event that a recipient of a stock unit award receives the cash equivalent of Company common stock (in lieu of actually receiving Company common stock), the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received. In the year that the recipient of a stock unit award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights. As discussed above, the Company may grant either stand-alone SARs or SARs in tandem with stock options under the 2004 Plan. Generally, the recipient of a stand-alone SAR will not recognize any taxable income at the time the stand-alone SAR is granted. With respect to stand-alone SARs, if the employee receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the stand-alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to SARs granted in tandem with stock options, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to stand-alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of stand-alone SARs or tandem SARs. However, upon the exercise of either a stand-alone SAR or a tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

New Plan Benefits

Since awards under the 2004 Plan are discretionary, total awards that may be granted for the current fiscal year are not determinable until completion of the year. If the 2004 Plan had been in effect for the 2003 fiscal year the following benefits would have been granted in 2003:

2004 PLAN BENEFITS

Name and Position	Dollar Value ($) (2)	Number of Units (1)

Steven R. Rogel	$3,342,000	200,000
W.R. Corbin	$868,920	52,000
R.E. Hanson	$868,920	52,000
M.R. Onustock	$518,010	31,000
M.D. Cooper	$434,460	26,000
Executive Group	$8,441,892	505,200
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	$7,313,967	437,700

(1)	Options granted in 2003 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

•	An exercise price on the option of $49.605 equal to the fair market value of the underlying stock on the grant date.

•	An option term of 10 years.

•	An interest rate of 3.90 percent that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

•	Volatility of 37.34 percent calculated using daily stock prices for the three-year period prior to the grant date.

•	Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

Item 3—Proposal to Amend the Company’s Restated Articles of Incorporation to Authorize Annual Election of the Board of Directors

The Board of Directors is submitting for a shareholder vote amendments to the Company’s Restated Articles of Incorporation to authorize the annual election of the Board of Directors. The Restated Articles of Incorporation currently divide the Board into three classes of directors. Directors are elected for three-year terms with one class elected each year. If amended, the Restated Articles of Incorporation will provide that in future years, as directors’ current terms expire, all directors will be elected each year at the annual meeting of shareholders. If these amendments are approved, present directors, including the directors elected at the 2004 annual meeting of shareholders, would continue to serve for their elected terms. However, beginning with the annual meeting of shareholders in the year 2005, directors would be elected annually for a term expiring at the next annual meeting or until their successors are elected and qualified. Thus, by the annual meeting of shareholders in 2007, all directors would be elected annually for a term expiring at the next annual meeting or until their successors are elected or qualified. The proposed amendments are attached hereto as Exhibit B and the discussion is qualified in its entirety by reference to that Exhibit.

At the annual meeting in 2003, the shareholders passed, by a vote of 63.73% of the shares voted, a non-binding shareholder proposal recommending that the Board take the necessary steps to declassify the Board, requiring that each director stand for election annually.

The Board recognizes that a majority of shareholders have voted in favor of the shareholder proposal to declassify the Board and that many institutional shareholders believe that the annual election of all directors is appropriate. Given shareholders’ views on the classified board issue, the Board has determined to put the requested amendments to the Company’s Restated Articles of Incorporation before the annual meeting for a shareholder vote. Adoption of the proposed amendment to the Restated Articles of Incorporation will require the affirmative vote of 66 2/3 percent of the outstanding shares of the Company, not including shares owned by the Company.

The Company and the Board of Directors are opposed to declassifying the Board of Directors.

Statement of the Company in Opposition to the Proposal to Declassify the Board of Directors.

At a special meeting of Company shareholders in 1985, the shareholders voted to amend the Company’s Restated Articles of Incorporation to provide, among other things, for a Board of Directors divided into three classes, serving staggered three-year terms. The Board stated in the proxy statement relating to that meeting its belief that the amendment would (i) assure that a majority of the Board of Directors would consist of persons having prior experience as directors of the Company with resulting continuity in the policies and practices of the Company, (ii) protect against sudden removal of some or all of the directors and the installation of replacement directors whose interests may not be consistent with the best interests of all shareholders, (iii) assure that any transaction proposed by an interested shareholder or other third party would be reviewed by directors who were knowledgeable as to the Company’s assets, business and prospects, and (iv) reduce the vulnerability of the Company to certain potentially abusive takeover tactics and encourage potential acquirers to negotiate with the Board.

The Board of Directors continues to believe that the classified board provides significant benefits to the Company and its shareholders. For a company like Weyerhaeuser, which must plan effectively over the long term, a staggered board provides greater assurance that the directors will understand its business. The staggered board also helps the Company attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment. The Board of Directors strongly believes that multi-year terms increase directors’ independence by insulating them from outside short-term influences and abuses, including the abusive tactics of hostile acquirers. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, puts the incumbent Board of Directors in a position to act to maximize value to all shareholders. In addition, the Board of Directors believes that directors elected for staggered terms are no less accountable to shareholders than they would be if elected annually, since the same standards of performance apply regardless of the term of service.

The past two years have brought a record number of reforms and proposed reforms in the area of corporate governance, including from Congress, the Securities and Exchange Commission and the New York Stock Exchange, among others. As a result of these changes, the accessibility and accountability of directors to investors has increased. However, at a time of such great change, none of these governing bodies found it necessary to alter or regulate this most basic right of a board to organize itself appropriately. Conversely, the governance reforms of the Sarbanes-Oxley Act now charge boards with preventing short-term abuses, such as those associated with recent scandals. It is the Board’s belief that longer board terms serve to support longer-term strategies and enable companies to benefit more effectively from directors’ experience, knowledge of the company and wisdom.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Item 4—Shareholder Proposal Relating to Accounting for Stock Options

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Stock Option Expensing Proposal

Resolved, that the stockholders of Weyerhaeuser Company (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and World Com-examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings.

Without blushing, almost all CEOs have told their shareholders that options are cost-free. . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer, Kohl’s, and at Weyerhaeuser. We urge your support for this important reform.

The Company’s Response to the Shareholder Proposal—Item 4

The Board and management share investors’ need for a conservative and accurate picture of our operational earnings and the true cost of executive compensation programs. At the same time, we believe that investors have an equally compelling need for financial statements that allow accurate comparisons between companies of similar size or industry. The Company has announced that it will begin expensing stock options as soon as the Financial Accounting Standards Board (“FASB”) issues its final rules on this accounting method, but the Board believes it would not be prudent to change its accounting policies until that time.

Current accounting rules give companies the choice of accounting for stock options using the intrinsic value method of accounting or the fair value method of accounting. Weyerhaeuser, along with most U.S. publicly traded companies and almost all forest products companies, accounts for employee stock-based compensation, including stock options, using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Because options granted to Company employees under the Company’s option plan must be granted at the market price of the stock on that date, historically, our option awards have had zero intrinsic value on the date of grant.

The fair value method, prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) computes compensation expense based on the fair value of the option at the date of grant. “Fair value” is determined using an option-pricing model that takes into account various factors in estimating a value. However, no single methodology is mandated for computing fair value and the provisions of SFAS No. 123 related to the fair value calculation are subject to wide interpretation, which can have a material effect on the calculation of expense. Several major U.S. companies have adopted or announced plans to adopt SFAS No. 123, but the methodologies used by these companies to compute fair value vary widely and there has been a significant lack of consistency in reported results and the form of implementing SFAS No. 123.

Recognizing this lack of consistency, in late 2002 the FASB issued new rules on transition to this accounting method. Robert Herz, FASB’s chairman, stated in speeches given at the time that the issue is not curbing abuses of excessive executive compensation, but sound accounting and informative disclosure. In early 2003, the FASB formally reconsidered its position on accounting for equity-based compensation and tentatively concluded that companies will be required to recognize the compensation cost associated with equity-based compensation as an expense in their statements of operations. The FASB expects to release a draft of the new rules in the first quarter of 2004 and has stated that it hopes to complete its work and issue the final rules in the second half of 2004.

Until the FASB has issued its new rules on accounting for stock options, and there is some consensus among companies and the accounting profession regarding the appropriate manner of computing the fair value of equity-based instruments, implementation at the Company may lead to financial statements that are not comparable to its peers or other companies within its industry. In addition, with some recent accounting changes, companies that adopted the new policies in the transitional period were then required to restate prior reports to comply with final rules. The Company believes that it would not be prudent to implement transitional rules that might require two changes in the Company’s approach to accounting for equity compensation within a short period of time.

The Company believes it generally is in the best interest of shareholders to follow the most widely used industry practice when given a choice under accounting rules. Until the FASB rules are final, the most widely used standard is the intrinsic value method. The Company also believes that it is important to give shareholders the information necessary for them to understand the effect of option grants on Company earnings. Notes 1 and 20 of the notes to the Company’s consolidated financial statements, clearly describe the assumptions used to determine the value of the options and disclose that use of the fair value method of accounting would have had an effect of 25 cents per share in fiscal 2003, if compensation expense were recognized under SFAS No. 123.

Once the new accounting rules dealing with equity-based compensation are finalized, the Company will implement that accounting standard. The Company shares the desire to have conservative, comparable and accurate accounting policies implemented in a prudent manner with full and complete information. The Board believes the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options until the final rules have been established.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 5—Shareholder Proposal Relating to Equity Compensation

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLUTION

Resolved, that the shareholders of Weyerhaeuser (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the company should include the following features

(1)	Operational Performance Measures. The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criterion (e.g., 10% annual increase in cash flow.) The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2)	Time-Based Vesting. A time-based vesting requirement of at least three years should also be a feature of the restricted share program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of the grant.

(3)	Dividend Limitation. No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4)	Share Retention. In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program must be retained by the senior executives for the duration of their tenure with the Company.

The Board and the Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or executive compensation plan.

SUPPORTING STATEMENT

As long-term shareholders of this Company, we support executive compensation policies and practices that ensure that executives will act in the best interests of the corporation and its shareholders and that reward executives with restricted shares only if executives satisfy established performance and other objective criteria. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined financial performance measures.

We believe that performance and time based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation that does not conflict with the best interests of the corporation and its shareholders. We believe that stock plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. We request that detailed disclosure of the criteria be made so that all shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

A performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

The Company’s Response to the Shareholder Proposal—Item 5

The Compensation Committee of the Board of Directors is composed entirely of directors who are independent as defined by applicable laws and regulations and the listing requirements of the New York Stock Exchange.

It is the Committee’s responsibility to review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs for the Company’s executive officers. The Committee also has the responsibility to approve all the compensation actions for executive officers and to make recommendations to the Board for all compensation actions for the chief executive officer.

The Compensation Committee has determined that an appropriate overall compensation package for Company executives encompasses a carefully determined mix of long and short term incentives, all geared toward linking the interests of management, both individually and as a team, to the interests of shareholders. The Committee’s Report on Executive Compensation, which explains the Committee’s philosophy of executive compensation, is set out earlier in this Proxy Statement. The Compensation Committee uses a combination of cash and equity-linked compensation as part of an overall executive compensation system intended to aid in the retention of key executives, be competitive with our peers and fairly reward both corporate and individual performance.

You have been asked to approve at this Annual Meeting a new long-term incentive program that provides the Compensation Committee with a broad range of tools to use in attracting, retaining and incenting its executives. The Board of Directors believes that adoption of this shareholder proposal would deprive the Compensation Committee of necessary flexibility to establish executive compensation programs that are in the best interests of the Company and its shareholders.

The Board of Directors believes that stock options are a necessary tool in retaining as well as attracting highly qualified senior executives in a competitive market and in aligning the incentives of senior executives with shareholders. The Board of Directors believes that stock options also are a critical element in the Company’s total compensation strategy to incent senior executives to maximize long-term performance of the Company. Further, stock option grants are a common component of compensation programs of most publicly traded U.S. companies, and in particular, of companies with which the Company competes for highly qualified senior executives. Most companies with which we compete for executive talent offer stock option programs that, like the Company’s, grant stock options with an exercise price equal to the stock’s market price on the date of the grant. Therefore, we do not believe that it would be appropriate to provide only restricted shares to our executives and believe that to do so would put the Company at a competitive disadvantage in attracting and retaining the most qualified executives.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 6—Shareholder Proposal Relating to Environmental Reporting

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

WEYERHAEUSER COMPANY – SHAREHOLDER PROPOSAL

ENVIRONMENTAL REPORTING

Whereas, the Sierra Club agrees with the finding of the March 2001, “Environmental Ethics and Corporate Responsibility” report, issued by Dupont Chemical Company, that “Numerous studies have shown that companies with strong environmental records experience superior financial performance;” and,

Whereas, Weyerhaeuser is the world’s largest producer of softwood and hardwood lumber, the world’s largest producer of engineered lumber products, the world’s largest producer of softwood market pulp, the world’s second-largest producer of uncoated freesheet paper, and the world’s second-largest producer of containerboard and Kraft paper; and,

Whereas, according to Weyerhaeuser’s website, “Weyerhaeuser uses a system of rail, truck and ocean-going carriers to deliver its products to market;” a June 6, 2001, National Academies of Science Press Release accompanying their “Climate Change Science (2001)” report states “Based on assumptions that emissions of greenhouse gases will accelerate and conservative assumptions about how the climate will react to that, computer models suggest that average global surface temperatures will rise between 2.5 and 10.4 degrees Fahrenheit (1.4 and 5.8 degrees Celsius) by the end of this century;” we believe that Weyerhaeuser is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of greenhouse gases that cause climate change; and,

Whereas, we believe that the Forest Stewardship Council, an international nonprofit standard-setting organization, provides a credible means of assurance that timber products meeting its standards come from well-managed forests, and only products from certified forests are eligible to carry the FSC logo; According to a January 2, 2003 Wall Street Journal article, “Home Depot, which has about 1,450 big orange stores, also has been trying to sell more wood certified by the Forest Stewardship Council. Consumers looking for ‘green’ lumber can spot it bearing an “FSC” logo. In 2002, Home Depot sold $250 million of FSC lumber, up from only $15 million in 1999, making it the largest retailer of FSC wood in the U.S., according to Home Depot”

THEREFORE, BE IT RESOLVED that the shareholders request that Weyerhaeuser provide, at reasonable cost and without disclosing confidential information, an annual report to shareholders, posted on its website sixty days prior to the annual meeting, which describes for the previous calendar year each of the following:

•	All fines and penalties assessed against and/or paid by Weyerhaeuser, under state or federal environmental laws or regulations because Securities and Exchange Commission regulations currently do not require reporting of fines and penalties under $100,000.

•	A list disclosing the amount of greenhouse gases (including, but not limited to, carbon dioxide, methane, nitrous oxide, ozone, hydrofluorocarbons (EFCS), perfluorocarbons (PFCs), and sulfur hexafluoride (SF6) emitted by Weyerhaeuser.

•	The feasibility of having our company’s timber operations and products certified as meeting the standards of the Forest Stewardship Council, on or before January 1 of 2005.

We believe your vote FOR this resolution serves the best interest of the Company and its shareholders.

The Company’s Response to the Shareholder Proposal—Item 6

The Company takes environmental stewardship seriously and is proud of its long history of environmentally responsive practice. Under the Company’s environmental policy, all employees are required to work to ensure Weyerhaeuser complies with applicable environmental laws and regulations and to continually improve Weyerhaeuser’s environmental performance. The Company’s goals are to:

•	Practice sustainable forestry

•	Reduce pollution

•	Conserve natural resources through recycling and waste reduction.

Information about the Company’s environmental practices and positions on environmental issues is available on the Company’s web site and in its periodic reports. In 2003, we further expanded this information in our “Roadmap for Sustainability – 2002 Citizenship and Environment Report.” This new annual report provides more information, primarily in areas recommended by the Global Reporting Initiative (“GRI”). We believe the Company’s current practices make adoption of the shareholder’s proposal unnecessary and that the proposal unwisely seeks to divert the Company from its established strategies and approaches.

The Company currently describes any federal, state or local administrative or judicial proceeding regarding environmental matters, including any fines and penalties arising from such proceedings, in compliance with the disclosure rules of the Securities and Exchange Commission. This information is available in the Company’s annual report to shareholders. In addition, the Company’s annual environment, health and safety performance report has historically disclosed the total of all environmental penalties paid each year. This practice, which includes penalties not covered by SEC requirements, continues in our recently issued Roadmap for Sustainability report.

Global climate change is an important international issue. The Company fully supports the efforts of the American Forest & Paper Association (“AF&PA”), the Forest Products Association of Canada (“FPAC”) and the Pew center on Global Climate change in their efforts to seek equitable, balanced solutions for global climate change. We have endorsed the AF&PA’s commitment on behalf of all its members to reduce greenhouse gas intensity by 12 percent by 2012 under the Administration’s Climate Vision program. The Company also is actively participating in negotiations between the FPAC and Natural Resources Canada to define industry obligations for complying with Canada’s nation plan for reducing greenhouse gas emissions over the next several years.

During 2003, the Company continued to work with regional, national and international policy makers and stakeholder groups to develop technically sound and economically viable policies, practices and procedures for measuring, reporting and managing greenhouse gas emissions. When completed, we expect that these efforts will result in credible and transparent greenhouse gas emissions reporting methods capable of capturing changes in greenhouse gas emissions from traditional sources and the atmospheric sequestration of carbon dioxide, the most abundant greenhouse gas, in sinks, such as forests and forest products. In the interim, the Company continues to engage in a number of on-going activities, such as environmental management of and forest stewardship, that contribute to solutions for global climate change and the reduction of greenhouse gas emissions. Examples include:

•	Improving energy efficiency through investments in innovative and alternative energy technology.

•	Practicing sustainable forestry, where carbon dioxide is sequestered in standing timber and soils.

•	Reducing reliance of fossil fuels by producing two-thirds of our energy requirements from greenhouse gas-neutral biomass fuels recovered from our manufacturing processes.

•	Increasing the life span of forest products and the total amount of wood and paper recycled to extend the period during which forest products continue to stay in use and store the atmospheric carbon that was captured during the tree-growing stage.

To assure customers and shareholders that Weyerhaeuser products come from sustainably managed forests and are produced in an environmentally responsible way, Weyerhaeuser has made a commitment to ensure that all of our operations, including timberlands, implement environmental management systems. The Company has chosen to use the ISO 14001 Environmental Management System standard. The ISO 14001 standard is the world’s most widely recognized standard for environmental management systems and is a globally accepted standard that is well suited to large-scale forestry and manufacturing, such as our operations in the United States, Canada, Europe and the Southern Hemisphere. As of the end of 2003, 92 percent of the Company’s timberlands and 10 percent of the Company’s manufacturing facilities have been certified to the ISO 14001 standard. In addition, most of the forest land the Company owns or manages are certified to the Sustainable Forestry Initiative® (“SFI”), which is the most widely used forest certification standard in North America, and to the Canadian Standards Association’s Sustainable Forest Management System standard.

The Company believes that the report requested in the shareholder proposal is either redundant with reports currently generated by the Company or would require the Company to incur substantial administrative costs without adding any incremental value to the information already furnished to shareholders.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 7—Shareholder Proposal Relating to Old Growth and Endangered Forests

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

WHEREAS:

As a forest products industry leader, Weyerhaeuser has recognized the importance of implementing best practices on issues of environmental and social importance;

The forest products industry is the largest industrial consumer of old growth and endangered forests in North America. According to the 1997 World Resources Institute report “Last frontier forests: Ecosystems and economies on the edge,” only 20 percent of the Earth’s original forests still qualify as frontier forests;

Forests, including endangered and old growth forests are valuable. They provide clean drinking water, habitat for fish and wildlife, and recreational opportunities for the communities they support;

Endangered and old growth forests support indigenous peoples throughout the world.

Calvert believes that progressive companies should recognize indigenous peoples’ connection to and reliance upon old growth and endangered forest ecosystems;

Calvert believes that industry peers have made stronger public commitments to address consumer and retailer concerns on the issue of old growth and endangered forest protection than Weyerhaeuser has. Forest products company, Boise, recently adopted a policy titled “Boise and the Environment,” which states that Boise will eliminate the purchase of wood products from endangered areas throughout the world as they are identified. Canadian peers Tembec, Domtar, and Alberta Pacific Forest Industries are members of the Boreal Leadership Council, a coalition of resource companies, conservation organizations and First Nations, that have joined together to promote the conservation and sustainable use of Canada’s boreal region;

Calvert is concerned that marketplace commitments by major buyers of wood products may diminish shareholder value for companies not publicly committed to the protection of remaining old growth and other endangered forests. IBM Business Consulting published a report in 2002 entitled: “A Greenward Shift in the Market for Forest Products from British Columbia.” The report based on a survey of wood products buyers, states in part that: “The shift is real, buyers believe it will continue, and we believe it will have a negative impact on forest regions and producers that do not respond to it.” The report underlines the importance of “endangered” forests and areas of “old growth” to forest products buyers;

Home Depot, a large wood products retailer, has a public policy stating that it will eliminate the purchase of wood and wood products from endangered regions around the world. Kinko’s, a company that provides copying services, has a policy that states in part that the company will not knowingly purchase any paper or wood products that are derived from the harvesting of old-growth, endangered or high conservation value forests (as mapped by World Resources Institute, Conservation International). Office products company Staples’ paper procurement policy states that Staples is committed to phasing out paper products sourced from endangered forests;

THEREFORE BE IT RESOLVED:

Shareholders request that Weyerhaeuser Company develop and implement a comprehensive policy prohibiting the harvest and trade in products from old growth and endangered forests.

The Company’s Response to the Shareholder Proposal—Item 7

The Company agrees that many of the world’s forests are threatened by deforestation and loss of biodiversity, especially in developing countries. We also agree on the importance of forests in providing environmental, social, and economic benefits, especially to local communities, including those of indigenous peoples. Weyerhaeuser also agrees that the marketplace values environmental performance, and views the “greenward shift” noted by the shareholder as positive, consistent with the Company’s stewardship philosophy and business strategies. Our policies and practices are detailed in 2002 Roadmap for Sustainability, www.weyerhaeuser.com/environment/sustainability.2002. We believe the Company’s current practices make adoption of the shareholder’s proposal unnecessary.

The IBM Business Consulting report cited by the shareholder concluded that customers want more forest products derived from ecologically sustainable harvesting. The report made two findings: first, customers are shifting their purchases toward certified products, supporting all three of the major certification systems in North America (CSA, FSC, and SFI), which they view as close to environmentally equivalent. Weyerhaeuser’s strategy to certify all of the forests we own or manage world-wide is consistent with this trend.

Second, the report found at page 5 that customers are shifting away from products from ‘endangered’ forests including controversial areas of old growth. Weyerhaeuser’s practices also align well with this trend. The report notes as a major impediment confusion over definitions and questions of semantics. Despite this confusion, there is a great deal of consensus around many endangered regions of the world, especially tropical forests. The Company does not operate in tropical forests, and our operations in the Southern Hemisphere are in non-indigenous forests only. We promote alternatives to the small amount of building materials made from tropical woods currently in our distribution business, and seek certified sources in the meantime. As a participant in the Sustainable Forestry Initiative, we are committed to help stop illegal logging, and to protecting biological hotspots and tropical wilderness areas, which are defined by Conservation International.

The Company’s operations in North America are based on managed forests. Our mills long ago retooled or converted to the smaller logs produced by second- and third-growth forests. The exception is coastal British Columbia, where the provincial government licenses old-growth forests for harvest. The other potential area of controversy is intact, primary forests in the boreal and other regions across interior Canada, although these are rarely old-growth because of the historical frequency of natural fires. The Company works to define and implement responsible harvesting in these forests, which is consistent with another trend noted in the IBM Business Consulting report at page 5: “growing evidence of preference for responsible harvesting . . . rather than complete avoidance.” Weyerhaeuser’s approach is to support the provincial governments in consensus-based land use planning, allocating lands to protected areas and for commercial production; to maintain a strong commitment to scientific research and to implementing environmentally sound forest practices informed by that research; and to independent certification of our practices. Many diverse stakeholders, including indigenous peoples, have been involved in consensus processes and agreements with us in Canada, and have recognized our practices.

The Company believes that the shareholder proposal is unnecessary, and would require the Company to incur substantial administrative costs without adding incremental value to the practices and positions already taken by the Company.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 8—Proposal to approve, on an Advisory Basis, of the Appointment of Auditors

KPMG LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2003. The Audit Committee has appointed KPMG LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2004.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

Policy On a Shareholder Rights Plan

The Board of Directors adopted the following Shareholder Rights Plan Policy in February, 2004:

The Board of Directors shall obtain shareholder approval prior to adopting any shareholder rights plan; provided, however, that the Board may act on its own to adopt a shareholder rights plan if a majority of the independent Directors of the Board, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

Policy On Confidential Proxy Voting and Independent Tabulation and Inspection of Elections

The Board of Directors adopted the following Confidential Voting Policy in 1991:

It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation’s Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors’ knowledge after diligent inquiry, carried out in compliance with this policy.

The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

In the event of any solicitation of a proxy (a “proxy contest”) with respect to any of the securities of this corporation by a person (the “proponent”) other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

Relationships with Independent Public Accountants

The firm of KPMG LLP, independent public accountants, audited the accounts of the Company and subsidiaries for 2003 and has been selected to do so for 2004. Representatives of KPMG LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Company was billed for professional services provided during fiscal years 2002 and 2003 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2002	Fee Amount 2003

Audit Fees (1)	$3,271,000	$3,287,000
Audit Related Fees (2)	$254,500	$884,170
Tax Fees (3)	0	$293,000
All Other Fees (4)	$11,000	0
Total	$3,536,500	$4,464,170

(1)	Fees in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 29, 2002 and December 28, 2003, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2002 and 2003 fiscal years, and comfort letters.

(2)	Primarily fees for services rendered in support of employee benefit plan audits and Sarbanes-Oxley 404 preattestation services. Certain services rendered in support of employee benefit plan audits were provided by a different accounting firm in 2002.

(3)	Fees for services rendered related to international tax services. Services related to international tax work were performed by a different accounting firm in 2002.

(4)	Fees for accounting assistance for a foreign entity. Such fees relate to services rendered for a subsidiary in Mexico prior to KPMG’s engagement as the Company’s independent accountant on April 16, 2002. The accounting service relationship was severed when KPMG became the Company’s independent accountant.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to a Committee member, any such approval of services must be reported to the Committee at its next scheduled meeting. During fiscal 2002 and 2003, 0% and 7%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

The firm of Arthur Andersen LLP audited the accounts of the Company and subsidiaries for fiscal 2001, but was replaced by KPMG LLP effective April 16, 2002 with the recommendation and approval of the Audit Committee of the Board and the Board as a whole. The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report of Arthur Anderson LLP on the Company’s financial statements for fiscal 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Company authorized Arthur Anderson LLP to respond fully to any inquiries of KPMG LLP regarding the audit conducted by Arthur Anderson LLP of the Company’s fiscal 2001 financial statements.

Expenses of Solicitation

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

Other Business

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

Future Shareholder Proposals and Nominations

Shareholder proposals intended to be presented at the Company’s 2004 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 9777, Federal Way, WA 98063-9777, attention of the Corporate Secretary, on or before November 5, 2004.

The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever first occurs. Any notice to the Secretary must include: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

To be brought before an annual meeting by a shareholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a shareholder if the shareholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or publicly disclosed was made, whichever first occurs. Any notice to the Secretary must include as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company that are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 2004 annual meeting of shareholders was made in the enclosure with the dividend, which was mailed to shareholders in December, 2003. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2004 annual meeting is April 21, 2005.

For the Board of Directors

CLAIRE S. GRACE

Corporate Secretary

Federal Way, Washington

March 17, 2004

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing to Weyerhaeuser Company, EC2-2D6, P.O. Box 9777, Federal Way, WA 98063-9777.

EXHIBIT A

WEYERHAEUSER COMPANY

2004 LONG-TERM

INCENTIVE PLAN

WEYERHAEUSER COMPANY

2004 LONG-TERM INCENTIVE PLAN

SECTION 1.	PURPOSE AND ESTABLISHMENT	A-1

1.1	Purpose	A-1

1.2	Replacement Plan	A-1

SECTION 2.	DEFINITIONS	A-1

SECTION 3.	ADMINISTRATION	A-5

3.1	Administration of the Plan	A-5

3.2	Administration and Interpretation by Committee	A-6

SECTION 4.	SHARES SUBJECT TO THE PLAN	A-6

4.1	Authorized Number of Shares	A-6

4.2	Share Usage	A-7

4.3	Limitations	A-8

SECTION 5.	ELIGIBILITY	A-8

SECTION 6.	AWARDS	A-8

6.1	Form and Grant of Awards	A-8

6.2	Evidence of Awards	A-8

6.3	Deferrals	A-9

SECTION 7.	OPTIONS	A-9

7.1	Grant of Options	A-9

7.2	Option Exercise Price	A-9

7.3	Terms of Options	A-9

7.4	Exercise of Options	A-9

7.5	Payment of Exercise Price	A-10

7.6	Post-Termination Exercise	A-10

7.7	Incentive Stock Options	A-10

SECTION 8.	STOCK APPRECIATION RIGHTS	A-11

8.1	Grant of Stock Appreciation Rights	A-11

8.2	Payment of SAR Amount	A-11

SECTION 9.	RESTRICTED STOCK AND STOCK UNITS	A-11

9.1	Grant of Restricted Stock and Stock Units	A-11

9.2	Issuance of Shares	A-11

9.3	Dividends and Distributions	A-12

SECTION 10.	PERFORMANCE SHARES AND PERFORMANCE UNITS	A-12

10.1	Grant of Performance Shares	A-12

10.2	Grant of Performance Units	A-12

SECTION 11.	PERFORMANCE CRITERIA	A-13

11.1	Awards Subject to Performance Goals	A-13

11.2	Use and Calculation of Performance Criteria	A-13

A-i

SECTION 12.	OTHER STOCK OR CASH BASED AWARDS	A-13

SECTION 13.	WITHHOLDING	A-13

SECTION 14.	ASSIGNABILITY	A-14

SECTION 15.	AMENDMENT AND TERMINATION	A-14

15.1	Amendment, Suspension or Termination of the Plan	A-14

15.2	Term of the Plan	A-14

15.3	Consent of Participant	A-14

SECTION 16.	GENERAL	A-15

16.1	No Individual Rights	A-15

16.2	Issuance of Shares	A-15

16.3	No Rights as a Shareholder	A-15

16.4	Compliance with Laws and Regulations	A-16

16.5	Participants in Other Countries	A-16

16.6	No Trust or Fund	A-16

16.7	Successors	A-16

16.8	Severability	A-16

16.9	Choice of Law	A-16

16.10	Treatment of Awards Following a Change in Control	A-17

SECTION 17.	EFFECTIVE DATE	A-17

A-ii

WEYERHAEUSER COMPANY

2004 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE AND ESTABLISHMENT

1.1 Purpose

The purposes of this 2004 Long-Term Incentive Plan (the “Plan”) is to promote the interests of Weyerhaeuser Company (the “Company”) and its shareholders by attracting, retaining and motivating employees, officers and directors key to the growth and success of the Company by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders.

1.2 Replacement Plan

This Plan will replace the Company’s 1998 Long-Term Incentive Compensation Plan and 1992 Long-Term Incentive Compensation Plan (collectively, the “Prior Plans”). No further grants may be made under the Prior Plans on or after the date the Plan is approved by shareholders of the Company. Shares of Common Stock reserved for issuance under the 1998 Plan in excess of the number of shares as to which awards have been made as April 12, 2003, will no longer be available for issuance on or after the date of shareholder approval of the Plan.

SECTION 2. DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

2.1 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Share, Performance Unit, dividend equivalent, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

2.2 “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” or “CIC” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a) Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company (collectively, “Excluded Persons”), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company and such ownership continues for at least a period of 30 days (with the end of such period being deemed the effective date of the CIC); or

(b) During any 24-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board, provided, however, that except as set forth in the following sentence, an individual who becomes a member of the Board subsequent to the beginning of the 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2.4(b). Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, then such individual shall not be considered an Incumbent Director. For purposes of this Section 2.4(b), if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Person (an “Entity Designee”) constitute at least one-half of the Board, none of such Entity Designees shall be considered Incumbent Directors from that time forward; or

(c) There is consummated:

(i) a plan of complete liquidation of the Company; or

(ii) a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions; or

(iii) a merger, consolidation, or reorganization of the Company or the acquisition of outstanding Common Stock and as a result of or in connection with such transaction (A) 35% or more of the outstanding Common Stock or the voting securities of the Company outstanding immediately prior thereto or the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the surviving entity are owned, directly or indirectly, by any other corporation or Person other than (x) an Excluded Person or (y) a Person who is, or if such Person beneficially owned 5% or more of the outstanding Common Stock would be, eligible to report such Person’s beneficial ownership on Schedule 13G pursuant to the rules under Section 13(d) of the Exchange Act or (z) a Person that has entered into an agreement with the Company pursuant to which such Person has agreed not to acquire additional voting securities of the Company (other than pursuant to the terms of such agreement), solicit proxies with respect to the Company’s voting securities or otherwise participate in any contest relating to the election of directors of the Company, or take other actions that could result in a Change in Control of the Company; provided that this exclusion shall apply only so long as such agreement shall remain in effect, or (B) the voting securities of the Company outstanding immediately prior thereto do not immediately after such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

2.5 “Change in Control Price” means, with respect to a share of Common Stock, the higher of (i) the highest reported sales price, regular way, of such share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed during the 60-day period prior to and including the date of the Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company, the highest price per such share of Common Stock paid in such transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be the Fair Market Value of such share of Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised or deemed exercised pursuant to Section 16.10(b). To the extent the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Board.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” has the meaning set forth in Section 3.1.

2.8 “Common Stock” means the common stock, par value $1.25 per share, of the Company.

2.9 “Company” means Weyerhaeuser Company, a Washington corporation.

2.10 “Covered Employee” means a “covered employee” as that term is defined in Section 162(m) of the Code or any successor provision.

2.11 “Disability” means “Disability” as defined by the Committee or the Company’s vice president of human resources for purposes of the Plan or an Award, or in the instrument evidencing the Award, or in a written employment or services agreement.

2.12 “Effective Date” has the meaning set forth in Section 17.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.14 “Fair Market Value” means the average of the high and low per share trading prices (or the average of the opening and closing prices, or the closing price, if so determined by the Committee) for the Common Stock as reported on the consolidated transaction reporting system for New York Stock Exchange issues during regular session trading or such other source the Committee deems reliable for a single trading day or an average of trading days not to exceed 30 days from the Grant Date or other date on which the Fair Market Value is determined, at the Committee’s discretion.

2.15 “Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

2.16 “Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision.

2.17 “Layoff” means “Layoff” as defined by the Committee or the Company’s vice president of human resources for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement.

2.18 “Non-qualified Stock Option” means an Option other than an Incentive Stock Option.

2.19 “Non-recurring Items” means non-recurring items deemed not reflective of the Company’s core operating performance, including, but not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles or “extraordinary items” determined under generally accepted accounting principles.

2.20 “Option” means a right to purchase Common Stock granted under Section 7.

2.21 “Participant” means any eligible person as set forth in Section 5 to whom an Award is granted.

2.22 “Performance Criteria” has the meaning set forth in Section 11.1.

2.23 “Performance Share” has the meaning set forth in Section 10.1.

2.24 “Performance Unit” has the meaning set forth in Section 10.2.

2.25 “Person” means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof, and as used in Section 13(d) and 14(d) of the Exchange Act, including a “group” as defined in Section 13(d).

2.26 “Plan” means the Weyerhaeuser Company 2004 Long-Term Incentive Compensation Plan.

2.27 “Prior Plans” has the meaning set forth in Section 1.2.

2.28 “Related Company” means any entity that is directly or indirectly controlled by the Company.

2.29 “Restricted Stock” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

2.30 “Retirement” means “Retirement” as defined by the Committee or the Company’s vice president of human resources for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement.

2.31 “Securities Act” means the Securities Act of 1933, as amended from time to time.

2.32 “Stock Appreciation Right” has the meaning set forth in Section 8.1.

2.33 “Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.

2.34 “Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.

2.35 “Termination of Service,” unless otherwise defined by the Committee or the Company’s vice president of human resources or in the instrument evidencing the Award or in a written employment or services agreement, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability, Retirement, or Layoff. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s vice president of human resources or by the Committee with respect to officers subject to the reporting requirements of Section 16(a) of the Securities Act, and such determination shall be final. Transfer of a Participant’s employment or service relationship between wholly owned subsidiaries of the Company, or between the Company and any wholly owned subsidiaries of the Company, shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board. Notwithstanding the foregoing, the Board or the Compensation Committee may delegate responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Compensation Committee deems appropriate, except with respect to benefits to non-employee directors and to officers subject to Section 16 of the Exchange Act or officers who are or may be Covered Employees. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of eligible persons, within limits specifically prescribed by the Board or the Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee, or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.

3.2 Administration and Interpretation by Committee

Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the eligible persons as set forth in Section 5 to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Award to be granted to each Participant under the Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (d) determine the terms and conditions of any Award granted under the Plan; (e) approve the forms of agreements for use under the Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (h) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (i) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (j) delegate ministerial duties to such of the Company’s officers as it so determines; and (k) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any eligible person. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

(a) Subject to adjustment from time to time as provided in this Section 4.1, the maximum number of shares of Common Stock available for issuance under the Plan shall be 17,000,000.

(b) In the event a company acquired by the Company or with which the Company combines (“Acquisition Party”) has shares available for awards or grants under a pre-existing plan not adopted in contemplation of such acquisition or combination, to the extent determined by the Committee or the Board, a number of shares of Common Stock determined by applying the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the Acquisition Party to the number of shares available for grant under the terms of such pre-existing plan shall be available for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided, that such Awards shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination; and provided, further, that such Awards shall be made only to individuals who were not employees or non-employee directors of the Company or a Related Company prior to such acquisition or combination.

(c) Shares available for issuance under the Plan shall be increased by any shares subject to outstanding awards under the Company’s Prior Plans on the date of shareholder approval of the Plan that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares of Common Stock), up to an aggregate maximum of 1,939,181 shares, subject to adjustment from time to time as provided in this Section 4.1, which shares of Common Stock shall cease, as of such date, to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan.

(d) In the event, at any time or from time to time, a stock dividend, stock split, reverse stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or kind of securities of the Company or of any other company or (ii) new, different or additional securities of the Company or of any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (A) the maximum number and kind of securities available for issuance under the Plan; (B) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (C) the maximum number and kind of securities that may be issued to an individual in any one calendar year as set forth in Section 4.3; (D) the maximum number and kind of securities that may be made subject to the different types of Awards available under the Plan; and (E) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

(e) The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(f) Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award based on shares is settled for cash, or lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, the shares subject to such Awards shall again be available for issuance under the Plan. In the event that any Option or other Award granted hereunder is exercised through the tendering of shares (either actually or by attestation) or in the event that withholding tax liabilities arising from such Award are satisfied by the tendering of shares or by the withholding of shares by the Company, the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld shall be counted for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan. In addition, Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan. The number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, Stock Units, Performance Shares or Performance Units. All shares issued under the Plan shall be authorized and unissued shares.

(b) The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall be 18,939,181, subject to adjustment as provided in Section 4.1(d); and provided, further, that for purposes of Section 4.3, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

4.3 Limitations

(a) Subject to adjustment as provided in Section 4.1(d), no Participant shall be eligible to receive in any one calendar year (i) Options or Stock Appreciation Rights under the Plan relating to more than 500,000 shares of Common Stock or (ii) Restricted Stock, Stock Units, Performance Shares or Performance Units under the Plan aggregating more than 200,000 shares of Common Stock.

(b) Subject to adjustment as provided in Section 4.1(d), the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) shall not exceed 20% of the authorized number of shares pursuant to Section 4.1(a).

(c) Subject to adjustment as provided in Section 4.1(d), the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that (i) are not (A) subject to restrictions based on the satisfaction of specified performance goals or (B) granted in lieu of the payment of performance-based cash incentive awards; or (ii) contain no restrictions or contain restrictions based solely on continuous employment or services for less than three years (except where Termination of Service occurs by reason of death, Retirement, Disability or Layoff) shall not exceed 5% of the authorized number of shares pursuant to Section 4.1(a).

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. The above are “eligible persons.”

SECTION 6. AWARDS

6.1 Form and Grant of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to or in tandem with any other type of Award.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Non-qualified Stock Options.

7.2 Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Committee, but shall not be less than the Fair Market Value of the Common Stock for the Grant Date, except in the case of Substitute Awards. In no event shall the Committee, without the prior approval of the Company’s shareholders, cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price or reduce the exercise price of an outstanding Option.

7.3 Terms of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Committee or, if not so established, shall be 10 years from the Grant Date.

7.4 Exercise of Options

(a) The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

(b) To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery as directed by the Company to the Company or a brokerage firm designated or approved by the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full as directed by the Company to the Company or a brokerage firm designated or approved by the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (a) check; (b) wire transfer; (c) tendering by attestation shares of Common Stock already owned by the Participant for at least six months (or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (d) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or (e) such other consideration as the Committee may permit in its sole discretion, including, where permitted by law and the Committee, other Awards. Notwithstanding the foregoing, if the Company becomes subject to new accounting rules applicable to equity-based compensation, and is required to or elects to expense the cost of Options pursuant to FAS 123 (or a successor or other standard), the Committee shall have the sole discretion to substitute, without receiving Participant permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms for the Options, the number of shares underlying the number of stock SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the Grant Price of the SARs is equivalent to the difference between the Fair Market Value of the underlying Shares and the Option Price of the Options.

7.6 Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

7.7 Incentive Stock Options

The terms of any Incentive Stock Options shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Individuals who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may not be granted Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under the Code (the Fair Market Value being determined as of the Grant Date for the Option), such portion in excess of $100,000 shall be treated as Nonqualified Stock Options.

SECTION 8. STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights

The Committee may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time. A SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be equal to the Fair Market Value of the Common Stock for the Grant. A SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Committee or, if not so established, shall be 10 years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

8.2 Payment of SAR Amount

Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the market price at which the shares of Common Stock are trading on the New York Stock Exchange as of the time of exercise over the grant price by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 9. RESTRICTED STOCK AND STOCK UNITS

9.1 Grant of Restricted Stock and Stock Units

The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or a Related Company or the achievement of any of the Performance Criteria set forth in Section 11.1), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

9.2 Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

9.3 Dividends and Distributions

Participants holding shares of Restricted Stock or Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

SECTION 10. PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1 Grant of Performance Shares

The Committee may grant Awards of performance shares (“Performance Shares”) and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Shares shall, upon the attainment of performance goals and other terms and conditions specified by the Committee, entitle the Participant to a payment in the form established by the Committee. The form of payment may be in cash, shares of Common Stock, Options, Share Appreciation Rights, Restricted Stock or other awards or any combination of cash, shares of Common Stock, Share Appreciation Rights, Restricted Stock or other awards. Notwithstanding satisfaction of any performance goals, the number of shares of Common Stock issued under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. However, the Committee may not, in any event, increase the number of shares of Common Stock earned upon satisfaction of any performance goal by any Covered Employee.

10.2 Grant of Performance Units

The Committee may grant Awards of performance units (“Performance Units”) and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. However, the Committee may not, in any event, increase the amount earned under Awards of Performance Units upon satisfaction of any performance goal by any Covered Employee, and the maximum amount earned by such Covered Employee in any calendar year may not exceed $5,000,000. The Committee, in its discretion, may substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit.

SECTION 11. PERFORMANCE CRITERIA

11.1 Awards Subject to Performance Goals

Awards of Restricted Stock, Stock Units, Performance Shares, Performance Units and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more of the following business criteria within the meaning of Section 162(m) of the Code: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, earnings growth, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; cost reduction; cash value added; operating efficiency; customer satisfaction; and working capital targets (“Performance Criteria”). Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

11.2 Use and Calculation of Performance Criteria

Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Non-recurring Items. Performance Criteria shall be calculated in accordance with (a) the Company’s financial statements or generally accepted accounting principles, or (b) under a methodology established by the Committee prior to the issuance of an Award that is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report. The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Criteria.

SECTION 12. OTHER STOCK OR CASH BASED AWARDS

In addition to the Awards described in Sections 7 through 10, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided, however, that the maximum amount that any Participant shall be eligible to receive in any one calendar year shall be $5,000,000.

SECTION 13. WITHHOLDING

(a) The Company may require the Participant to pay to the Company the amount of (i) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). The Company shall not be required to issue any shares of Common Stock under the Plan until such tax withholding obligations and other obligations are satisfied.

(b) The Committee may permit or require a Participant to satisfy all or part of his or her tax withholding obligations and other obligations by (i) paying cash to the Company, (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations (up to the employer’s minimum required tax withholding rate if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations (up to the employer’s minimum required tax withholding rate to the extent the Participant has owned the surrendered shares for less that six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes).

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except that to the extent permitted by the Committee, in its sole discretion, a Participant may designate one or more beneficiaries on a Company-approved form who may receive payment under an Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant.

SECTION 15. AMENDMENT AND TERMINATION

15.1 Amendment, Suspension or Termination of the Plan

The Board or the Compensation Committee of the Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan.

15.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate on April 13, 2013. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than 10 years after April 13, 2004.

15.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any outstanding Award under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 4.1 shall not be subject to these restrictions.

SECTION 16. GENERAL

16.1 No Individual Rights

(a) No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b) Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

16.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

(c) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

16.3 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment or services agreement, no Option or Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

16.4 Compliance with Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

16.5 Participants in Other Countries

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

16.6 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

16.7 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

16.8 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

16.9 Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

16.10 Treatment of Awards Following a Change in Control

(a) Notwithstanding any other provision in the Plan to the contrary, upon the occurrence of a Change in Control, unless otherwise provided in the instrument evidencing the Award or in a written employment or other agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(i) Any and all Options and Stock Appreciation Rights shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) Any restriction periods and restrictions imposed on Restricted Stock or Stock Unit Awards that are not performance-based shall lapse;

(iii) The target pay out opportunities attainable under all outstanding Awards that are performance-based shall be deemed to have been fully earned for the entire performance period(s) and deferral or other restriction shall lapse and such Awards shall be immediately settled or distributed;

(iv) The restrictions and deferral limitations and other conditions applicable to any other Stock Unit Awards or any other awards shall lapse, and such other Stock Unit Awards or such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(b) Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at, or at any time after, the time of grant, a Participant holding an Option or Stock Appreciation Right shall have the right, whether or not the Option or Stock Appreciation Right is fully exercisable and in lieu of the payment of the purchase price for the shares of Common Stock being purchased under the Option or Stock Appreciation Right and by giving notices to the Company, to elect (within the Exercise Period) to surrender all or part of the Option or Stock Appreciation Right to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share on the date of such election shall exceed the purchase price per share of Common Stock under the Option or Stock Appreciation Right (the “spread”) multiplied by the number of shares of Common Stock granted under the Option or Stock Appreciation Right as to which the right granted under this Section 16.10(b) shall have been exercised.

SECTION 17. EFFECTIVE DATE

The Plan shall become effective (the “Effective Date”) immediately following shareholder approval of the Plan.

EXHIBIT B

PROPOSED AMENDMENT TO THE COMPANY’S

RESTATED ARTICLES OF INCORPORATION

“RESOLVED, that the Company’s Restated Articles of Incorporation be amended to delete the third and fourth sentences of paragraph 1 of Article V and to replace it with the following:

‘At each annual meeting of shareholders of the corporation, the successors to the directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the next annual meeting of shareholders, with each director holding office until his or her successor is elected and qualified.”

B-1

This proxy statement can be recycled. Thank you for recycling.

TO REACH CORPORATE HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from city center, following the “Tacoma/Portland” signs. Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the “Tacoma/Portland” signs and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway, go past two streets on the right to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the light at S. 336th. Turn left, drive approximately 1 block, and turn right into the East Entrance and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 13, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, William D. Ruckelshaus and Martha R. Ingram, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Tuesday, April 13, 2004, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Company Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

(Continued, and to be marked, dated and signed on the other side)

  Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  é

You can access your Weyerhaeuser Company shareholder account online.

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For Technical Assistance Call 1-877-978-7778 between 9am-7pm

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote “FOR” all nominees in Item 1			The Board of Directors recommends a vote “FOR” items 2, and 8 and “AGAINST” items 3, 4, 5, 6 and 7

ITEM 1. Election as Directors	FOR ☐	WITHHELD FOR ALL ☐	ITEM 2.	APPROVAL OF THE WEYERHAEUSER COMPANY 2004 LONG TERM INCENTIVE PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:
01 Steven R. Rogel 02 William R. Ruckelshaus 03 Richard H. Sinkfield 04 James N. Sullivan			ITEM 3.	PROPOSAL TO AMEND THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE ANNUAL ELECTION OF THE BOARD OF DIRECTORS	☐	☐	☐
WITHHELD FOR: (Write that nominee’s name in the space provided below:)			ITEM 4.	SHAREHOLDER PROPOSAL RELATING TO ACCOUNTING FOR STOCK OPTIONS	☐	☐	☐
			ITEM 5.	SHAREHOLDER PROPOSAL RELATING TO EQUITY COMPENSATION	☐	☐	☐

			ITEM 6.	SHAREHOLDER PROPOSAL RELATING TO ENVIRONMENTAL REPORTING	☐	☐	☐

			ITEM 7.	SHAREHOLDER PROPOSAL RELATING TO OLD GROWTH AND ENDANGERED FORESTS	☐	☐	☐

			ITEM 8.	APPROVAL ON AN ADVISORY BASIS, OF THE APPOINTMENT OF AUDITORS	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é  FOLD AND DETACH HERE  é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/wy Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at www.weyerhaeuser.com